Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:

Ulrich Gottschling

Chief Financial Officer

(949) 442-5596

ir@srslabs.com

SRS LABS REPORTS RECORD SECOND QUARTER LICENSING REVENUES

Santa Ana, Calif., August 8, 2006 - SRS Labs (NASDAQ: SRSL), a leading supplier of surround sound, audio, and voice technologies, announced today consolidated net income for the second quarter ended June 30, 2006 increased to $929 thousand or $.06 per diluted shared, compared to $514 thousand or $.03 per diluted share for the same period in the prior year.

The Company also reported that licensing revenue from continuing operations for the second quarter ending June 30, 2006, increased by 20.3 percent to $4.3 million from $3.5 million for the same period in fiscal 2005.  The company reported net income from continuing operations for the second quarter of $406 thousand, or $.02 per diluted share, compared to net income of $435 thousand, or $ 0.03 per diluted share, for the same period in the prior year.  Revenues in the home entertainment and automotive segments increased by 39% and 110%, respectively.

Total operating expenses during the second quarter from continuing operations increased from $3.0 million in 2005 to $3.9 million in 2006.  Included in this increase is $344 thousand related to stock based compensation expense recorded under FAS 123R.  Additional increases in expenses were noted in sales and marketing due to increased sales personnel, travel expenses, commissions on higher sales and expanded marketing activities including increased personnel in North America.  General and Administrative expenses decreased due to lower professional fees.

On June 30, 2006, the Company sold its interest in the CHS/SRS LLC joint venture to Coming Home Studios, LLC, which resulted in a gain on sale of $371 thousand.  Such amount is included in discontinued operations.

In February 2006, SRS announced its intention to sell its Hong Kong-based semiconductor business, Valence Technology Limited.  On July 14, 2006, the Company entered into a definitive Sale and Purchase Agreement (“Purchase Agreement”) to sell Valence to Noblehigh Enterprises Inc. (“Noblehigh”). Noblehigh is owned by Willas Array Electronics (Holding) Limited, as well as certain members of management of Valence.    The company reported net income from Valence of $151 thousand for the quarter ended June 30, 2006 which is included in discontinued operations, compared to net income from Valence of $65 thousand for the same period in the prior year.

Consolidated net income for the six months ended June 30, 2006 increased to $1,092 thousand or $.07 per diluted share compared to $735 thousand or $.05 per diluted share for the same period in the prior year.  Licensing revenue from continuing operations for the six months ended June 30, 2006, increased by 26.3 percent to $8.6 million from $6.8 million for the same period in fiscal 2005.

SRS Labs, Inc. 2909 Daimler Street, Santa Ana, CA  92705    Tel 949-442-1070    Fax 949-852-1099   www.srslabs.com

“I am pleased with our 2nd Quarter performance. We achieved the highest licensing revenue for any 2nd quarter in our Company’s history. Combined with our record Q1 revenue, we have made the first 6 months of 2006 the best first half in sales for SRS licensing business. Our sales momentum continues to demonstrate the benefits of our strategy. By having multiple segments focus, we are able to deliver good results despite fluctuations in select market segments. As I have noted previously, the consumer electronics market is characterized by rapid product changes, short product life cycles and fierce price competitions. By strategizing our growth, leveraging on five distinct segments of the market, we are better able to minimize the risks associate with more concentrated segment focus. Our segment growth continue to do well in Home entertainment segment, Automobile segment and held its pace in the Cell phone segment while the dominance of Apple iPod continues to impact the MP3 market” said Thomas C.K. Yuen, Chairman and CEO of SRS Labs, Inc.

Conference Call
SRS will host a conference call and webcast at 2 p.m. Pacific time today (5 p.m. Eastern Time) to review its fiscal 2006 second quarter results. The dial-in number for the call is 866-881-1333, ask for “SRS Labs Q2 Results Conference Call” and enter pass code 943509.  An audio replay of the conference call will be available until August 9 at 6:00pm Pacific time via telephone.  The audio replay dial-in number is 888-211-2648.  The replay pass code is 943509.

The call will also be webcast live over the Internet.  Simply log-on to http://phx.corporate-ir.net/playerlink.zhtml?c=97327&s=wm&e=1358565.  The webcast will be archived on the company’s website for 60 days following the call.

About SRS Labs, Inc.
SRS Labs is a recognized leader in the advancement of audio and voice technology. The company works with the world’s top manufacturers to provide a richer entertainment experience through patented sound techniques. SRS Labs’ technologies can be heard through products ranging from televisions, LCD and plasma monitors, cell phones, MP3 players, car audio systems, and notebook and desktop computers. The company also offers hardware and software tools to professionals and consumers for the creation, production and broadcast of content featuring SRS Labs’ technologies. Based in Santa Ana, Calif., the company also has licensing representation in Hong Kong, Taiwan, Japan, China, Europe, and Korea. For more information about SRS Labs, Inc. please visit www.srslabs.com. The information on the aforementioned website is not incorporated by reference into this press release.

Except for historical information contained in this release, statements in this release, including those of Mr. Yuen are forward-looking statements and projections (which include statements concerning plans and objectives of management for future operations) that are based on management’s belief, as well as assumptions made by, and information currently available to management.  While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. Some of these factors include uncertainties related to the sale of Valence Technology, the general market conditions concerning the semiconductor business, the acceptance of new SRS Labs’ products and technologies, the impact of competitive products and pricing, the timely development and release of technologies by the company, general business and economic conditions, especially in Asia, and other factors detailed in the company’s Form 10-K and other periodic reports filed with the SEC.  SRS Labs specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

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SRS LABS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	12,071,951	$8,752,339
Accounts receivable, net	1,453,597	1,886,780
Inventories, net	59,518	80,421
Prepaid expenses and other current assets	452,158	522,426
Investments available for sale	11,968,615	—
Assets held for sale	2,264,847	1,859,127

Total Current Assets	28,270,686	13,101,093

Investments available for sale	5,099,589	17,077,170
Furniture, fixtures and equipment, net	486,460	425,288
Intangible assets, net	2,108,121	2,015,605
Deferred income taxes	386,412	380,386
Long term assets held for sale	2,113,613	2,065,123

Total Assets	$38,464,881	$35,064,665

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$898,905	$741,811
Accrued liabilities	852,956	801,898
Deferred revenue	110,254	537,636
Liabilities related to assets held for sale	1,700,706	2,170,701

Total Current Liabilities	3,562,821	4,252,046

Commitments and contingencies and subsequent events

Stockholders’ Equity
Preferred stock—$.001 par value; 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock—$.001 par value; 56,000,000 shares authorized; 15,584,819 and 14,953,690 shares issued; and 14,910,721 and 14,279,592 shares outstanding at June 30, 2006 and December 31, 2005, respectively	15,586	14,955
Additional paid-in capital	66,581,360	63,574,518
Accumulated other comprehensive loss	(506,046)	(496,021)
Accumulated deficit	(28,185,395)	(29,277,388)
Treasury stock at cost, 674,098 shares at June 30, 2006 and December 31, 2005	(3,003,445)	(3,003,445)

Total Stockholders’ Equity	34,902,060	30,812,619

Total Liabilities and Stockholders’ Equity	$38,464,881	$35,064,665

SRS LABS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenues	$4,259,839	$3,539,977	$8,595,507	$6,804,072
Cost of sales	35,293	94,838	83,105	151,183

Gross margin	4,224,546	3,445,139	8,512,402	6,652,889

Operating expenses:
Sales and marketing	1,885,416	1,026,477	3,750,785	2,208,924
Research and development	631,739	547,787	1,286,028	1,123,992
General and administrative	1,357,789	1,427,501	2,994,997	2,700,352

Total operating expenses	3,874,944	3,001,765	8,031,810	6,033,268

Income from continuing operations	349,602	443,374	480,592	619,621
Other income, net	224,005	160,341	403,718	309,611
Income from continuing operations before income tax expense	573,607	603,715	884,310	929,232
Income tax expense	167,745	168,506	327,168	287,530
Income from continuing operations	405,862	435,209	557,142	641,702

Discontinued operations :
Income from discontinued operations before income tax expense	151,876	79,088	194,252	99,233
Gain on disposal	371,295	—	371,295	—
Income tax (benefit) expense	(385)	563	30,696	5,741
Income from discontinued operations	523,556	78,525	534,851	93,492

Net income	$929,418	$513,734	$1,091,993	$735,194

Income from continuing operations per common share:
Basic	$0.03	$0.03	$0.04	$0.05
Diluted	$0.02	$0.03	$0.03	$0.04

Income from discontinued operations per common share:
Basic	$0.04	$0.01	$0.04	$0.01
Diluted	$0.03	$0.01	$0.03	$0.01

Net income per common share:
Basic	$0.06	$0.04	$0.08	$0.05
Diluted	$0.06	$0.03	$0.07	$0.05

Weighted average shares used in the calculation of net income per common share:
Basic	14,622,210	14,076,866	14,523,459	14,043,269

Diluted	16,334,105	14,881,495	16,206,277	14,950,693